Exhibit 10.1

THIRD AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 2, 2012 by and between INTERMEC, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (Bank”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated January 14, 2011 (as amended, the “Credit Agreement”). Borrower and Bank desire to amend the Credit Agreement in the manner set forth below. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Borrower and Bank hereby agree as follows:

1. Section 4.9(b). Section 4.9(b) of the Credit Agreement is amended in its entirety to read as follows:

(b) The total of Borrower’s annual net income before income taxes for fiscal year 2011, plus (i) up to $5,750,000 of Target Acquisition Costs incurred in such year and (ii) up to $5,600,000 of capitalized legal costs expensed in Q4 2011 incurred in connection with Intermec Technologies Corporation v. Palm shall not be less than $1. Borrower’s annual net income after taxes for each of fiscal year 2012 and fiscal year 2013 shall not be less than $15,000,000.

2. Section 4.9(c). The definition of “Adjusted Net Income Before Taxes” set forth in Section 4.9(c) of the Credit Agreement is amended in its entirety to read as follows:

“Adjusted Net Income Before Taxes” means Borrower’s net income before tax for the applicable four fiscal quarters plus Target Acquisition Costs incurred in such period, plus, for any period before the Effective Date, net income before tax attributable to the business activity associated with the assets acquired in the Target Acquisition, and plus, with respect to the calculation for four fiscal quarters ending Q1 2012 only, up to $5,600,000 of the capitalized legal costs expensed in Q4 2011 incurred in connection with Intermec Technologies Corporation v. Palm. If expenses related to the amortization of intangibles acquired in the Target Acquisition vary materially from $2,500,000 per quarter (the estimated amount on which the foregoing covenant amount was determined), Bank in its reasonable discretion, will decrease or increase the minimum Adjusted Net Income Before Taxes set forth above to reflect such variance, provided that in no event will minimum Adjusted Net Income Before Taxes be less than One Dollar.

3. Ratification. Except as otherwise provided in this Third Amendment, all of the provisions of the Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect.

4. One Agreement. The Credit Agreement, as modified by the provisions of this Third Amendment, shall be construed as one agreement.

5. Effective Date. This Third Amendment shall be effective as of the date first written above upon execution and delivery by the parties of this amendment and the attached Guarantors’ Acknowledgement, Consent and Reaffirmation.

6. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Third Amendment by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Third Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Third Amendment to Amended and Restated Credit Agreement has been duly executed as of the date first written above.

INTERMEC, INC.

By:	/s/ Frank S. McCallick
Name:	Frank S. McCallick
Title:	Vice President, Tax and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gloria M. Nemechek
Title:	Vice President